2010-7
Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON THIRD QUARTER EARNINGS PER SHARE $0.64, EXCLUDING CHARGES OF $0.03 PER SHARE

•	Earnings total $0.61 per share, including charges, versus $0.56, including $0.02 charge, in third quarter of 2009
•	Orders total $1.48 billion, highest level in two years
•	Processing, separation and compression businesses combined to create Process & Compression Systems segment

HOUSTON (November 2, 2010) -- Cameron (NYSE: CAM) reported net income of $148.7 million, or $0.61 per diluted share, for the quarter ended September 30, 2010, compared with net income of $124.9 million, or $0.56 per diluted share, for the third quarter of 2009.  The current quarter’s results include pretax charges of $10.4 million, or $0.03 per share, related to the continued integration of NATCO Group Inc. and litigation costs associated with the Deepwater Horizon matter, while the third quarter 2009 results included a pretax charge of $5.9 million, or $0.02 per share, for severance-related costs.
Total revenues were $1,527.1 million for the quarter, up 24 percent from 2009’s $1,231.8 million, while income before income taxes was $185.1 million, up nearly ten percent from the $168.6 million of a year ago.  Cameron President and Chief Executive Officer Jack B. Moore said, “While we did see improvement in a number of our businesses, overall margins declined in the third quarter and are expected to trough in the fourth quarter.”
Process & Compression Systems segment created
Moore said that Cameron’s Process Systems business, previously a unit of the Drilling & Production Systems segment, has been combined with the Compression Systems organization to create Process & Compression Systems.  “This move will allow us to realize cost savings and better focus on the markets served by our processing and separation businesses, while continuing to benefit from Cameron’s ability to combine product offerings from multiple business lines to offer cooperative services and solutions to our customers,” Moore said.

Orders move higher on strength in several product lines
Orders received during the third quarter of 2010 totaled $1.48 billion, representing the Company’s highest quarterly total since the third quarter of 2008 and a ten percent increase over the prior year’s quarter.  “The value of our diverse market exposure is apparent in the current quarter’s bookings,” Moore said.  “While there were no large projects booked during the quarter, several of Cameron’s businesses posted solid order levels, including drilling, distributed and engineered valves, centrifugal compression and process systems.  We also saw continued strength in drilling aftermarket, where orders exceeded $100 million in the quarter.”
Moore said that year-to-date orders totaled $4.08 billion, up from $3.23 billion in the first nine months of 2009.  At September 30, 2010, Cameron’s backlog was $4.94 billion, up from $4.92 billion at the end of the second quarter and down from the $5.12 billion level of a year ago.
Cash flow strong in quarter, capital spending expectation maintained
Moore said that Cameron’s cash flow from operations totaled $94.9 million in the quarter, partially offsetting the cash used in the first half of the year due to builds in working capital.  “We expect to generate cash again in the fourth quarter,” Moore said, “and comfortably fund our cash needs for the year.”  He noted that year-to-date capital expenditures totaled $115.0 million, compared with $163.7 million for the same period in 2009, and that the Company still expects capital spending to total approximately $200 million for the year.  “With no major expansion projects under way, our focus remains on enhancing our aftermarket reach and capabilities and improving manufacturing efficiencies and cost structure,” he said.
With regard to Cameron’s balance sheet, Moore said, “At September 30, 2010, our cash and cash equivalents totaled $1.51 billion, exceeding our total debt by approximately $223.1 million.  We continue to evaluate acquisition opportunities, and we expect that our liquidity will allow us to take advantage of any opportunities that may develop.”
Fourth quarter earnings per share expected to be $0.65 to $0.67
“Cameron’s fourth quarter earnings, excluding any charges or gains, are expected to be in the range of approximately $0.65 to $0.67 per share, resulting in full-year earnings of approximately $2.38 to $2.40, excluding charges,” Moore said.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future earnings of the Company (including fourth quarter and full- year 2010 earnings per share estimates), as well as expectations regarding future cash flows and use of funds for capital spending made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include the ultimate outcome of the claims that have been made against the Company arising out of or related to the Deepwater Horizon matter; the overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders in backlog; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business, including the ongoing effects of a temporary moratorium imposed by the United States government on drilling activities in deepwater areas of the Gulf of Mexico, which has recently been lifted; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  As a result, changes in oil and gas price expectations may impact the demand for the Company’s products and services and the Company’s financial results due to changes in cost structure, staffing and spending levels the Company makes in response thereto.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Drilling & Production Systems(1)	$944.0	$723.6	$2,600.1	$2,257.9
Valves & Measurement	312.7	294.7	937.0	882.6
Process & Compression Systems(1)	270.4	213.5	789.4	618.3
Total revenues	1,527.1	1,231.8	4,326.5	3,758.8

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,048.7	828.0	2,947.5	2,512.4
Selling and administrative expenses	210.2	169.7	611.9	517.2
Depreciation and amortization	52.7	38.4	153.7	112.3
Interest income	(1.4)	(1.4)	(3.0)	(5.4)
Interest expense	21.4	22.6	59.4	73.8
Other costs	10.4	5.9	39.1	39.0
Total costs and expenses	1,342.0	1,063.2	3,808.6	3,249.3

Income before income taxes	185.1	168.6	517.9	509.5
Income tax provision	(36.4)	(43.7)	(119.7)	(131.3)
Net income	$148.7	$124.9	$398.2	$378.2

Earnings per common share:
Basic	$0.61	$0.57	$1.64	$1.74
Diluted	$0.61	$0.56	$1.61	$1.71

Shares used in computing earnings per common share:
Basic	242.2	219.5	243.2	217.8
Diluted	245.5	221.9	247.0	221.2

EBITDA:
Drilling & Production Systems(1)	$185.6	$152.8	$532.7	$500.9
Valves & Measurement	54.0	65.8	169.4	186.6
Process & Compression Systems(1)	56.4	43.6	140.8	119.5
Corporate and other(2)	(38.2)	(34.0)	(114.9)	(116.8)
Total	$257.8	$228.2	$728.0	$690.2

(1)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.
(2)
Corporate EBITDA amounts include $10.4 and $39.1 of other costs for the three- and nine-month periods ended September 30, 2010; and $5.9 million and $39.0 million for the three- and nine-month periods ended September 30, 2009.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets:
Cash and cash equivalents	$1,511.8	$1,861.0
Receivables, net	1,042.4	959.0
Inventories, net	1,881.3	1,664.2
Other	332.7	230.0
Total current assets	4,768.2	4,714.2

Plant and equipment, net	1,205.9	1,192.4
Goodwill	1,457.8	1,441.6
Other assets	368.3	377.2
Total Assets	$7,800.2	$7,725.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$514.8	$22.2
Accounts payable and accrued liabilities	1,933.8	2,208.2
Accrued income taxes	56.6	65.9
Total current liabilities	2,505.2	2,296.3

Long-term debt	773.9	1,232.3
Deferred income taxes	134.7	123.0
Other long-term liabilities	177.3	154.1
Total liabilities	3,591.1	3,805.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at September 30, 2010 and December 31, 2009	2.6	2.6
Capital in excess of par value	2,250.4	2,244.0
Retained earnings	2,683.6	2,285.4
Accumulated other elements of comprehensive income	1.1	9.5
Less: Treasury stock, 20,710,680 shares at September 30, 2010 (18,453,758 shares at December 31, 2009)	(728.6)	(621.8)
Total stockholders’ equity	4,209.1	3,919.7

Total Liabilities and Stockholders’ Equity	$7,800.2	$7,725.4

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$148.7	$124.9	$398.2	$378.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	36.4	28.3	107.8	82.3
Amortization	16.3	10.1	45.9	30.0
Non-cash stock compensation expense	6.7	6.1	25.2	22.0
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(13.0)	30.3	(5.5)	22.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(67.0)	28.0	(46.9)	111.0
Inventories	(25.1)	(12.4)	(91.0)	(305.5)
Accounts payable and accrued liabilities	(31.2)	27.3	(398.8)	(40.7)
Other assets and liabilities, net	23.1	(67.8)	(95.6)	(116.1)
Net cash provided by (used for) operating activities	94.9	174.8	(60.7)	184.1

Cash flows from investing activities:
Capital expenditures, net of proceeds from sale of plant and equipment	(45.6)	(55.2)	(106.1)	(160.2)
Acquisitions, net of cash acquired	–	–	(40.9)	(23.2)
Net cash used for investing activities	(45.6)	(55.2)	(147.0)	(183.4)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	12.1	(12.0)	(6.6)	23.0
Redemption of convertible debt securities	–	(131.1)	–	(131.1)
Purchase of treasury stock	−	−	(123.9)	(7.1)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	2.5	1.6	(9.6)	5.1
Excess tax benefits from employee stock compensation plan transactions	0.9	1.2	6.3	3.5
Principal payments on capital leases	(1.6)	(1.6)	(4.9)	(5.2)
Net cash provided by (used for) financing activities	13.9	(141.9)	(138.7)	(111.8)

Effect of translation on cash	20.1	12.1	(2.8)	17.6

Increase (decrease) in cash and cash equivalents	83.3	(10.2)	(349.2)	(93.5)

Cash and cash equivalents, beginning of period	1,428.5	1,537.7	1,861.0	1,621.0

Cash and cash equivalents, end of period	$1,511.8	$1,527.5	$1,511.8	$1,527.5

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Drilling & Production Systems(1)	$718.0	$844.2	$2,034.6	$2,002.4
Valves & Measurement	396.8	253.4	1,137.0	680.7
Process & Compression Systems(1)	365.0	245.4	908.3	545.0
Total	$1,479.8	$1,343.0	$4,079.9	$3,228.1

Backlog

	September 30, 2010	December 31, 2009	September 30, 2009

Drilling & Production Systems(1)	$3,401.9	$4,019.3	$3,994.3
Valves & Measurement	740.0	547.1	537.8
Process & Compression Systems(1)	793.5	623.4	585.5
Total	$4,935.4	$5,189.8	$5,117.6

(1)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$161.8	$43.0	$41.4	$(61.1)	$185.1
Depreciation & amortization	23.8	11.0	15.0	2.9	52.7
Interest income	−	−	−	(1.4)	(1.4)
Interest expense	−	−	−	21.4	21.4

EBITDA	$185.6	$54.0	$56.4	$(38.2)	$257.8

	Three Months Ended September 30, 2009
	Drilling & Production Systems(1)	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) before income taxes	$131.7	$56.5	$38.5	$(58.1)	$168.6
Depreciation & amortization	21.1	9.3	5.1	2.9	38.4
Interest income	−	−	−	(1.4)	(1.4)
Interest expense	−	−	−	22.6	22.6

EBITDA	$152.8	$65.8	$43.6	$(34.0)	$228.2

(1)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$463.8	$137.3	$96.4	$(179.6)	$517.9
Depreciation & amortization	68.9	32.1	44.4	8.3	153.7
Interest income	−	−	−	(3.0)	(3.0)
Interest expense	−	−	−	59.4	59.4

EBITDA	$532.7	$169.4	$140.8	$(114.9)	$728.0

	Nine Months Ended September 30, 2009
	Drilling & Production Systems(1)	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) before income taxes	$441.0	$160.1	$104.4	$(196.0)	$509.5
Depreciation & amortization	59.9	26.5	15.1	10.8	112.3
Interest income	−	−	−	(5.4)	(5.4)
Interest expense	−	−	−	73.8	73.8

EBITDA	$500.9	$186.6	$119.5	$(116.8)	$690.2

(1)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.